EXHIBIT 99.1

ChinaNet Online Receives US$1.25 Million Strategic Investment from Dongsys Innovation

BEIJING, May 28, 2015 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), a leading B2B (business to business) Internet technology company providing online-to-offline (O2O) sales channel expansion services for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking services for entrepreneurs in the People's Republic of China, announced today that it entered into a definitive securities purchase agreement (the "Agreement") with Dongsys Innovation (Beijing) Technology Development Co., Ltd. (Shenzhen Stock Exchange, Stock Code: 430362) (the "Purchaser" or " Dongsys Innovation ") to raise US$1,250,000 (the "Purchase Price"), pursuant to which the Purchaser has agreed to purchase 1,000,000 shares of common stock of the Company (the "Shares").

In accordance with the Agreement, the Purchaser made a ten percent (10%) non-refundable guarantee payment to the Company in an amount equal to US$125,000 on May 27, 2015. The Purchaser shall pay an additional fifteen percent (15%) of the Purchase Price by June 25, 2015. The Purchaser shall pay the remaining seventy-five percent (75%) of the Purchase Price at the closing which shall take place on the date mutually agreed by the parties, subject to the closing conditions contained in the Agreement. On the date the Agreement was signed, the Purchaser also entered into a Lock-Up Agreement with the Company, whereby the Purchaser agreed not to transfer the Shares until May 26, 2017. Upon the Company's prior written approval, the lock-up restriction may be waived after May 26, 2016.

The proceeds from the offering, net of certain fees and expenses, will be used for working capital to fund technology research and development, marketing for new services and product launches, and potential mergers and acquisitions.

"The Dongsys Innovation capital infusion, along with our diverse set of strategic investors and partners, will be extremely positive in our expansion of Business Direct 3.0 with other new services to be launched in the next three years," said George Chu, Chief Operating Officer of ChinaNet Online Holdings. "The investment is also very positive for us to help increase our market penetration in the SME segment. Dongsys Innovation is committed to providing remote and mobile video conferencing systems and HD video conferencing systems for its customers. Dongsys innovation entered the household application market in 2012, launching its 'Miles Eye' brand series of hardware and software products. 'Miles Eye' is extremely popular with home and small business users because of its stability, ease of install, clear picture quality and low bandwidth capabilities. ChinaNet has thousands of SME customers in China which can use 'Miles Eye' products and services to monitor daily operations of shops and to increase the transparency and security of business operations. It is the exact type of collaboration that we would anticipate from a strategic investor like Dongsys Innovation, and we believe it will lead to a new revenue stream for us in the future."

About Dongsys Innovation (Beijing) Technology Development Co., Ltd.

Dongsys Innovation (Beijing) Technology Development Co., Ltd. is the pioneer and leader in narrow bandwidth video transmission technology, and is a national high-tech enterprise. Dongsys Innovation is located in Zhongguancun National Innovation Demonstration Zone, with dozens of state-level intellectual property rights in video and data transmission field. Dongsys Innovation's unique "narrow-bandwidth video transmission code" technology uses a cloud computing approach to transmit 5K per second HD video. This technology breaks the conventional understanding of video transmission, making high-definition video on mobile phones, tablets, PCs and other mobile devices possible, filling current technology gaps.

Since 2005, Dongsys Innovation has relied on advanced technology to provide remote and mobile video conferencing systems, HD video conferencing systems and remote examiner, and remote monitoring integration services in education, transport, finance, telecommunications, mining and other industries. Dongsys Innovation offers its services to customers in more than 30 provinces and 300 cities in China.

With the development of mobile Internet, Dongsys Innovation began to enter the household application market in 2012, and launched the 'Miles Eye' brand series of hardware and software products. 'Miles Eye' is extremely popular with home and small business users because of its stability, ease of install, clear picture quality and low bandwidth capabilities.

On December 13, 2013, Dongsys Innovation officially listed on the Shenzhen Stock Exchange, Stock Code: 430362. For more information please visit: http://www.dongsys.com/.

About ChinaNet Online Holdings, Inc.

The Company, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI ("ChinaNet"), is a leading digital B2B (business to business) Internet technology company focusing on providing O2O sales channel expansion service for small and medium-sized enterprises (SMEs) and entrepreneurial management and networking service for entrepreneurs in China. The Company, through certain contractual arrangements with operating companies in the PRC, provides Internet advertising and other services for Chinese SMEs via its portal websites, 28.com, Liansuo.com and Chuangye.com, TV commercials and program production via China-Net TV, and in-house LCD advertising on banking kiosks targeting Chinese banking patrons. Website: http://www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

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